Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER 2024 FINANCIAL RESULTS

OAKLAND, MARYLAND— July 22, 2024: First United Corporation (the “Corporation, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and six-month periods ended June 30, 2024. Consolidated net income was $4.9 million, or $0.75 per diluted share, for the second quarter of 2024, compared to $4.4 million, or $0.66 per diluted share, for the second quarter of 2023 and $3.7 million, or $0.56 per diluted share, for the first quarter of 2024. Year to date income was $8.6 million, or $1.31 per diluted share, compared to $8.8 million, or $1.31 per diluted share, for the six months ended June 30, 2023.

According to Carissa Rodeheaver, Chairman, President and CEO, “Net interest income improved as we experienced higher repricing of loans and saw stabilization of deposit expense as we remained disciplined in our pricing. Non-interest expenses declined, and loan and wealth production were solid, all resulting in solid core earnings for the quarter offset slightly by increased provision expense. We also took advantage of the lower stock price and improved shareholder position by repurchasing common stock. We believe the environment will continue to be challenging due to the higher interest rates, but we are well positioned to continue to post solid earnings the remainder of the year.”

Financial Highlights:

•	Deposits decreased due to consumer and commercial spending and runoff of retail certificates of deposit due to competitive pricing
•	Repaid $15.0 million of higher cost brokered certificates of deposit
•	Shifted $15.0 million of municipal customer balances from overnight investment sweep products to fully insured Intrafi Cash Service (“ICS”) products to release pledging of investment securities and increase available liquidity
•	Loan production ramped up with $36.9 million in commercial and $19.1 million in residential mortgage originations
•	Purchased and retired 201,800 shares of First United Corporation common stock
•	Paid $0.20 per share quarterly dividend to common shareholders
•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.49% for the second quarter of 2024
•	Provision expense increased due to a $1.1 million charge-off on a non-accrual commercial and industrial credit
•	Non-interest income, including net gains, remained stable
•	Non-interest expense normalized and remains a focus for management

Income Statement Overview

On a GAAP basis, net income for the second quarter of 2024 was $4.9 million. This compares to GAAP net income of $3.7 million for the first quarter of 2024, inclusive of $0.4 million, net of tax, in accelerated depreciation expense related to branch closures. GAAP net income was $4.4 million for the second quarter of 2023.

	Q2 2024	Q1 2024	Q2 2023
Net Income, non-GAAP (millions)	$4.9	$4.1	$4.4
Net Income, GAAP (millions)	$4.9	$3.7	$4.4
Basic and diluted net income per share, non-GAAP	$0.75	$0.62	$0.66
Basic and diluted net income per share, GAAP	$0.75	$0.56	$0.66

The $0.5 million increase in quarterly net income year-over-year was primarily driven by a $1.1 million increase in net interest income, which was offset by an increase of $0.8 million in provision expense. The increase in net interest income was primarily related to the $3.4 million increase in interest on loans due to new loans being booked at higher rates and the repricing of adjustable-rate loans. This increase was partially offset by the $2.0 million increase in interest paid on deposits due to continued competitive pricing pressures. An increase of $0.5 million in interest paid on short-term borrowings related to the Bank Term Funding Program (“BTFP”) was offset by the reduction in long-term borrowings related to the repayment of the $40.0 million Federal Home Loan Bank (“FHLB”) advance in the first quarter of 2024. The year-over-year increase in provision for credit losses was primarily driven by increased charge-offs in the commercial and industrial portfolio related to one non-accrual credit where collateral was sold through a liquidation auction at depressed prices. The charge-off was partially offset by continued improvement of qualitative factors. Other activity comparing the second quarter of 2024 to the same period in 2023 was a $0.3 million increase in wealth management income due to improving market conditions and growth of new relationships and a decrease in operating expenses of $0.1 million. The provision for income tax was up $0.2 million when comparing the two quarters due to increased net income before tax.

Compared to the linked quarter, net income increased by $1.2 million due primarily to a $1.4 million increase in net interest income during the second quarter of 2024. The increase in net interest income was primarily related to a $1.0 million increase in interest on loans as new loans continue to be booked at higher interest rates and adjustable-rate loans reprice to higher rates. Additionally, in the first quarter of 2024, two large commercial relationships with combined loan balances of $12.1 million were moved to non-accrual status, which resulted in a reversal of $0.4 million in accrued interest income and fees during the quarter. Equipment and occupancy expenses decreased by $0.6 million due to accelerated depreciation expenses recognized in the first quarter of 2024 related to branch closures. The increased income was partially offset by a $0.2 million increase in provision for credit losses. Provision for income taxes was up $0.4 million when comparing the two quarters due to increased net income in the second quarter over the first quarter 2024.

Year to date net income for the first six months of 2024 was $8.6 million compared to $8.8 million for the same period in 2023. Provision for credit losses increased by $1.2 million related primarily to an increase of $1.1 million in net charge-offs in 2024 due primarily to charge-offs of $1.1 million related to commercial and industrial loans of one relationship in 2024. The increase in provision for credit losses was partially offset by the year over year increase of $0.4 million in net interest income driven by strong growth in our loan portfolio, new loans booked at higher rates, and adjustable-rate loans repricing to higher rates. Wealth management income increased $0.8 million in the first six months of 2024 when compared to the same time period of 2023.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, fully-tax equivalent (“FTE”) basis, increased by $0.9 million for the second quarter of 2024 when compared to the second quarter of 2023. This increase was driven by a $3.0 million increase in interest income. Interest income on loans increased by $3.4 million due to the increase in average balances of $97.6 million and a 64 basis point increase in the overall yield on the loan portfolio as new loans were booked at higher rates as well as adjustable-rate loans repricing in correlation to the rising rate environment. Investment income decreased by $0.5 million due to a decrease of $86.8 million in average balances related to the balance sheet restructuring of our investment portfolio in the fourth quarter of 2023 and the maturity of $37.5 million in U.S. Treasury bonds in the first four months of 2024. The overall yield on the investment portfolio increased by 12 basis points primarily driven by the increased rate on the trust preferred portfolio and the maturity and sale of lower rate investments. Interest expense increased by $2.1 million year over year due to an increase of 70 basis points on interest paid on deposit accounts. The average deposit balances increased by $24.5 million when compared to the second quarter of 2023 due primarily to the increase of $96.4 million in money market account, which was partially offset by a decrease of $43.2 million and $20.9 million in average savings and time deposits, respectively.

Comparing the second quarter of 2024 to the first quarter of 2024, net interest income, on a non-GAAP, FTE basis, increased by $1.4 million driven by an increase of $1.2 million in interest income and a decrease of $0.2 million in interest expense. Interest income on loans increased by $1.0 million related to the overall increase of 26 basis points in yield and $7.5 million increase in average balances during the second quarter as well as the reversal of $0.4 million in accrued interest and loan fees related to the non-accrual loans in the first quarter of 2024. Interest expense on deposits increased slightly by $0.1 million primarily driven by an increase in average balances of $77.8 million in money market accounts. Interest expense on long-term borrowings decreased by $0.4 million due to the maturity and repayment of $40.0 million in FHLB borrowings during the first quarter of 2024.

Comparing the six months ended June 30, 2024 to the six months ended June 30, 2023, net interest income, on a non-GAAP, FTE basis, was stable. Interest income increased by $6.9 million. Average loan balances increased by $112.9 million and the overall yield increased by 61 basis points in correlation with the rising rate environment and new loans booked at higher rates as well as the repricing of adjustable-rate loans. Interest expense on deposits increased by $5.6 million while the average deposit balances increased by $42.5 million, driven by increases of $77.9 million in money market balances and $27.4 million in retail time deposits, partially offset by decreases in savings balances of $50.1 million. Interest expense on short-term borrowings increased by $0.9 million due to the Bank’s utilization of the BTFP program in January 2024. The increased interest expense resulted in an overall increase of 99 basis points on interest bearing liabilities. The net interest margin for the six months ended June 30, 2024 was 3.31% compared to 3.39% for the six months ended June 30, 2023.

Non-Interest Income

Other operating income, including net gains, for the second quarter of 2024 increased by $0.3 million when compared to the same period of 2023. The growth was driven by an increase of $0.3 million in wealth management income due to improving market conditions, increased annuity sales and growth in new and existing customer relationships. Gains on sales of mortgages declined slightly when comparing the second quarter of 2024 to the same time period of 2023 primarily due to reduced activity in the elevated interest rate environment. Other operating income on service charges and debit card income remained stable.

On a linked quarter basis, other operating income, including net gains, remained stable. Debt card income increased by $0.1 million, which was offset by a $0.1 million decrease in wealth management income.

Other operating income for the six months ended June 30, 2024 increased by $0.8 million when compared to the same period of 2023. This increase was primarily due to the $0.8 million increase in wealth management income due to improving market conditions, increased annuity sales and growth in new and existing customer relationships. Service charge and debit card income were both stable when comparing the six months of 2024 to the six months of 2023.

Non-Interest Expense

Operating expenses decreased by $0.1 million in the second quarter of 2024 when compared to the second quarter of 2023. The decrease was related to a $0.2 million decrease in equipment and occupancy expenses resulting from branch closures in late 2023 and a $0.2 million decrease in check fraud related expenses. These decreases were partially offset by a $0.4 million increase in salaries related to increased health insurance claims, higher salaries and benefits associated with normal merit increases effective April 1, 2024, and reduced loan origination costs due to lower loan production. Other increases in data processing and marketing expenses were offset by decreases in professional services, contract labor, telephone and other miscellaneous expenses.

Non-interest expense decreased by $0.5 million when compared to the linked quarter. This decrease was primarily due to the $0.6 million decrease in equipment and occupancy expenses related to accelerated depreciation expense recognized in the first quarter of 2024 related to branch closures, partially offset by a $0.1 million increase in salaries and employee benefits associated with normal merit increases effective April 1, 2024.

For the six months ended June 30, 2024, non-interest expenses increased by $0.1 million when compared to the six months ended June 30, 2023. Increases in salaries and employee benefits of $0.2 million due to normal merit increases effective April 1, 2024, and increases in FDIC premiums, data processing, equipment and occupancy were offset by decreases in professional services, contract labor, investor relations and other miscellaneous expenses such as pension related expenses, check fraud and membership dues and licenses.

The effective income tax rates as a percentage of income for the six months ended June 30, 2024 and June 30, 2023 were 24.3% and 24.0%, respectively.

Balance Sheet Overview

Total assets at June 30, 2024 were $1.9 billion, representing a $37.3 million decrease since December 31, 2023. During the first six months of 2024, cash and interest-bearing deposits in other banks decreased by $4.7 million. The investment portfolio decreased by $44.3 million due to the maturities of $37.5 million of U.S. Treasury bonds during the year and normal principal amortization of our mortgage-backed securities (“MBS”) portfolio. Gross loans increased by $16.3 million and other real estate owned (“OREO”) decreased by $1.5 million due to sales of OREO properties. Other assets, including deferred taxes, premises and equipment, and accrued interest receivable, decreased by $2.7 million.

Total liabilities at June 30, 2024 were $1.7 billion, representing a $39.6 million decrease since December 31, 2023. Total deposits decreased by $13.9 million when compared to December 31, 2023. The decrease in deposits was attributable to decreases in savings deposits of $11.2 million, retail time deposits of $22.1 million and the repayment of $15.0 million in brokered certificates of deposits, partially offset by increases in demand deposits of $22.2 million and money markets of $16.0 million. Short-term borrowings increased by $17.1 million since December 31, 2023 due to the Bank’s utilization of the BTFP to obtain $40.0 million in borrowings during January 2024 at a rate of 4.87% with a one-year maturity. The increase from the BTFP funding was partially offset by the shift of approximately $22.0 million in overnight investment sweep balances to the ICS product as a result of management’s strategy to release pledging of investment securities for municipalities to increase available liquidity. Long-term borrowings decreased by $40.0 million in the first six month of 2024 when compared to December 31, 2023 due to the repayment of $40.0 million in FHLB borrowings at its maturity in the first quarter of 2024.

Total available for sale and held to maturity securities totaled $267.2 million at June 30, 2024, representing a $44.3 million decrease when compared to December 31, 2023. In the first six months of 2024, $37.5 million in U.S. Treasury bonds matured and the proceeds were used to repay the $40.0 million maturing FHLB advance. Additionally, there were $5.0 million of other principal amortizations in our MBS portfolio year to date.

Outstanding loans of $1.4 billion at June 30, 2024 reflected growth of $16.3 million for the first six months of 2024.

Loan Type (in millions)	Change since March 31, 2024	Change since December 31, 2023
Commercial	$3.7	$9.3
1 to 4 Family Mortgages	$9.3	$11.5
Consumer	$(2.4)	$(4.5)
Gross Loans	$10.6	$16.3

Since December 31, 2023, commercial real estate loans increased by $12.6 million, and acquisition and development loans increased by $11.2 million. Commercial and industrial loans decreased by $14.4 million, driven by the repayment of $5.5 million of a non-accrual loan late in second quarter and the $1.1 million charge-off of a non-accrual equipment loan. Residential mortgage loans increased by $11.5 million and consumer loans decreased by $4.5 million.

New commercial loan production for the three months ended June 30, 2024 was approximately $36.9 million.  The $64.9 million in the pipeline of commercial loans was robust as of June 30, 2024. At June 30, 2024, unfunded, committed commercial construction loans totaled approximately $12.6 million. Commercial amortization and payoffs were approximately $51.6 million through June 30, 2024, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the second quarter of 2024 was approximately $19.1 million, with most of this production comprised of portfolio mortgages.  The pipeline of in-house, portfolio loans as of June 30, 2024 was $19.4 million. The residential mortgage production level increased in the second quarter of 2024 due to the seasonality of this line of business, particularly construction lending. Unfunded commitments related to residential construction loans totaled $13.5 million at June 30, 2024.

Total deposits at June 30, 2024 decreased by $13.9 million when compared to December 31, 2023.

Deposit Type (in millions)	Change since March 31, 2024	Change since December 31, 2023
Non-Interest-Bearing	$1.2	$(3.7)
Interest-Bearing Demand	$(4.7)	$22.2
Savings and Money Market	$(0.1)	$4.7
Time Deposits	$(22.8)	$(37.1)
Total Deposits	$(26.4)	$(13.9)

Interest-bearing demand deposits increased by $22.2 million, primarily related to the shift of approximately $22.0 million in overnight investment sweep balances into the ICS product due to management’s strategy to release pledging of investment securities for municipalities to increase available liquidity. Money market accounts increased by $16.0 million due primarily to the expansion of current relationships and new relationships during the first six months. Traditional savings accounts decreased by $11.3 million and time deposits decreased by $37.1 million. The decrease in time deposits was due to a decrease of $22.1 million in retail Certificates of Deposit (“CDs”) related to maturities of a nine-month special CD promotion in 2023 and the maturity and repayment of a $15.0 million brokered CD. The Bank has worked closely with customers as these CDs mature to transition them to other deposit and wealth management products offered by the Bank.

Short-term borrowings increased by $17.1 million as the Bank borrowed $40.0 million from the BTFP in January 2024, partially offset by a decrease of approximately $22.0 million in other short-term borrowings due primarily to management’s strategic decision to shift municipal customers into the ICS deposit product. Long-term borrowings decreased by $40.0 million as a $40.0 million FHLB advance matured in March 2024 and was fully repaid utilizing proceeds from lower yielding investment maturities.

The book value of the Corporation’s common stock was $25.39 per share at June 30, 2024 compared to $24.38 per share at December 31, 2023. At June 30, 2024, there were 6,465,601 of basic outstanding shares and 6,479,624 of diluted outstanding shares of common stock. During the first six months of 2024, the Company purchased and retired 201,800 shares of First United Corporation stock as part of its previously announced stock repurchase plan at an average price of $19.99 per share. The increase in the book value at June 30, 2024 was due to the undistributed net income of $6.0 million for the first six months of 2024.

Asset Quality

The allowance for credit losses (“ACL”) was $17.9 million at June 30, 2024 compared to $16.9 million recorded at June 30, 2023 and $17.5 million at December 31, 2023. The provision for credit losses was $1.2 million for the quarter ended June 30, 2024 compared to $0.4 million for the quarter ended June 30, 2023 and $0.9 million for the first quarter of 2024. The increased provision expense recorded in 2024 was primarily related to $1.1 million in charge-offs related to one non-accrual commercial and industrial loan relationship and was partially offset by improving qualitative risk factors of our loan portfolio. Net charge-offs of $1.3 million were recorded for the quarter ended June 30, 2024 compared to net charge-offs of $0.4 million for the quarter ended June 30, 2023. The ratio of the ACL to loans outstanding was 1.26% at June 30, 2024 compared to 1.27% at March 31, 2024 and 1.25% at June 30, 2023.

The ratio of year-to-date net charge offs to average loans was 0.25% for the six-month period ended June 30, 2024 and 0.10% for the six-month period ended June 30, 2023. The commercial and industrial portfolio had net charge offs of 0.89% for the six-month period ended June 30, 2024 compared to a net charge offs of 0.13% for the six-month period ended June 30, 2023. This shift was due primarily to charge offs of equipment loan balances on one non-accrual commercial relationship during 2024. The consumer portfolio had net charge offs of 2.02% for the six-month period ended June 30, 2024 compared to net charge offs of 1.40% for the six month period ended June 30, 2023. The increase in net charge offs in consumer loans in 2024 was primarily driven by approximately $0.4 million in charge offs of overdrawn demand deposit balances during the first quarter of 2024 and student loan accounts in the second quarter. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
Loan Type	6/30/2024 (Charge Off) / Recovery	6/30/2023 (Charge Off) / Recovery
Commercial Real Estate	0.01%	(0.04)%
Acquisition & Development	0.01%	0.02%
Commercial & Industrial	(0.89)%	(0.13)%
Residential Mortgage	(0.01)%	0.01%
Consumer	(2.02)%	(1.40)%
Total Net (Charge Offs)/Recoveries	(0.25)%	(0.10)%

Non-accrual loans totaled $9.4 million at June 30, 2024 compared to $4.0 million at December 31, 2023. The increase in non-accrual balances at June 30, 2024 was related to two commercial and industrial loan relationships totaling $12.1 million that were moved to non-accrual during the first quarter of 2024. The reduction in non-accrual balances during the second quarter of 2024 is related to a borrower’s decision to sell a piece of collateral and reduce outstanding balances by approximately $5.5 million and the charge-off of $1.1 million on another commercial and industrial credit.

Non-accrual loans that have been subject to partial charge-offs totaling $1.0 million at June 30, 2024 and $0.1 million at December 31, 2023.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.5 million at June 30, 2024 and $1.8 million at December 31, 2023. As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.26% at June 30, 2024 compared to 0.24% at December 31, 2023 and 0.18% as of June 30, 2023.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and the impact that any such events have on our critical accounting assumptions and estimates made as of June 30, 2024, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Results of Operations:
Interest income	$23,113	$19,972	$45,011	$37,801
Interest expense	7,875	5,798	15,961	9,109
Net interest income	15,238	14,174	29,050	28,692
Provision for credit losses	1,194	395	2,140	938
Other operating income	4,782	4,483	9,575	8,822
Net gains	59	86	141	140
Other operating expense	12,364	12,511	25,245	25,149
Income before taxes	$6,521	$5,837	$11,381	$11,567
Income tax expense	1,607	1,423	2,769	2,778
Net income	$4,914	$4,414	$8,612	$8,789

Per share data:
Basic net income per share	$0.75	$0.66	$1.31	$1.32
Diluted net income per share	$0.75	$0.66	$1.31	$1.31
Adjusted Basic net income (1)	$0.75	$0.66	$1.37	$1.32
Adjusted Diluted net income (1)	$0.75	$0.66	$1.37	$1.31
Dividends declared per share	$0.20	$0.20	$0.40	$0.40
Book value	$25.39	$23.12
Diluted book value	$25.34	$23.07
Tangible book value per share	$23.55	$21.29
Diluted Tangible book value per share	$23.49	$21.25

Closing market value	$20.42	$14.26
Market Range:
High	$22.88	$17.01
Low	$19.40	$12.56

Shares outstanding at period end: Basic	6,465,601	6,711,422
Shares outstanding at period end: Diluted	6,479,624	6,724,734

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.89%	0.95%
Adjusted return on average assets (1)	0.98%	0.95%
Return on average shareholders' equity	10.48%	11.43%
Adjusted return on average shareholders' equity (1)	11.52%	11.43%
Net interest margin (Non-GAAP), includes tax exempt income of $116 and $452	3.31%	3.39%
Net interest margin GAAP	3.29%	3.34%
Efficiency ratio - non-GAAP (1)	63.48%	66.00%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	June 30,	December 31
	2024	2023
Financial Condition at period end:
Assets	$1,868,599	$1,905,860
Earning assets	$1,695,425	$1,725,236
Gross loans	$1,422,975	$1,406,667
Commercial Real Estate	$506,273	$493,703
Acquisition and Development	$88,215	$77,060
Commercial and Industrial	$260,168	$274,604
Residential Mortgage	$511,354	$499,871
Consumer	$56,965	$61,429
Investment securities	$267,151	$311,466
Total deposits	$1,537,071	$1,550,977
Noninterest bearing	$423,970	$427,670
Interest bearing	$1,113,101	$1,123,307
Shareholders' equity	$164,177	$161,873

Capital ratios:

Tier 1 to risk weighted assets	14.51%	14.42%
Common Equity Tier 1 to risk weighted assets	12.54%	12.44%
Tier 1 Leverage	11.69%	11.30%
Total risk based capital	15.75%	15.64%

Asset quality:

Net charge-offs for the quarter	$(1,309)	$(195)
Nonperforming assets: (Period End)
Nonaccrual loans	$9,438	$3,956
Loans 90 days past due and accruing	526	543

Total nonperforming loans and 90 day past due	$9,964	$4,499

Other real estate owned	$2,978	$4,493

Allowance for credit losses to gross loans	1.26%	1.24%
Allowance for credit losses to non-accrual loans	189.90%	441.86%
Allowance for credit losses to non-performing assets	138.49%	194.40%
Non-performing and 90 day past due loans to total loans	0.70%	0.32%
Non-performing loans and 90 day past due loans to total assets	0.53%	0.24%
Non-accrual loans to total loans	0.66%	0.28%
Non-performing assets to total assets	0.69%	0.47%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2024	2023	2023	2023	2023
Results of Operations:
Interest income	$23,113	$21,898	$22,191	$21,164	$19,972	$17,829
Interest expense	7,875	8,086	7,997	7,180	5,798	3,311
Net interest income	15,238	13,812	14,194	13,984	14,174	14,518
Provision for credit losses	1,194	946	419	263	395	543
Other operating income	4,782	4,793	4,793	4,716	4,483	4,339
Net gains/(losses)	59	82	(4,184)	182	86	54
Other operating expense	12,364	12,881	12,309	12,785	12,511	12,638
Income before taxes	$6,521	$4,860	$2,075	$5,834	$5,837	$5,730
Income tax expense	1,607	1,162	317	1,321	1,423	1,355
Net income	$4,914	$3,698	$1,758	$4,513	$4,414	$4,375

Per share data:
Basic net income per share	$0.75	$0.56	$0.26	$0.67	$0.66	$0.66
Diluted net income per share	$0.75	$0.56	$0.26	$0.67	$0.66	$0.65
Adjusted basic net income (1)	$0.75	$0.62	$0.82	$0.67	$0.66	$0.66
Adjusted diluted net income (1)	$0.75	$0.62	$0.82	$0.67	$0.66	$0.65
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.20
Book value	$25.39	$24.89	$24.38	$23.08	$23.12	$22.85
Diluted book value	$25.34	$24.86	$24.33	$23.03	$23.07	$22.81
Tangible book value per share	$23.55	$23.08	$22.56	$21.27	$21.29	$21.01
Diluted Tangible book value per share	$23.49	$23.05	$22.51	$21.22	$21.25	$20.96

Closing market value	$20.42	$22.91	$23.51	$16.23	$14.26	$16.89
Market Range:
High	$22.88	$23.85	$23.51	$17.34	$17.01	$20.41
Low	$19.40	$21.21	$16.12	$13.70	$12.56	$16.75

Shares outstanding at period end: Basic	6,465,601	6,648,645	6,639,888	6,715,170	6,711,422	6,688,710
Shares outstanding at period end: Diluted	6,479,624	6,657,239	6,653,200	6,728,482	6,724,734	6,703,252

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.89%	0.76%	0.78%	0.93%	0.95%	0.94%
Adjusted return on average assets (1)	0.98%	0.85%	0.94%	0.93%	0.95%	0.94%
Return on average shareholders' equity	10.48%	9.07%	9.68%	11.44%	11.43%	11.87%
Adjusted return on average shareholders' equity (1)	11.52%	10.11%	11.87%	11.44%	11.43%	11.87%
Net interest margin (Non-GAAP), includes tax exempt income of $116 and $452	3.31%	3.12%	3.26%	3.30%	3.39%	3.53%
Net interest margin GAAP	3.29%	3.10%	3.22%	3.25%	3.34%	3.48%
Efficiency ratio - non-GAAP (1)	63.48%	65.71%	65.12%	66.41%	66.00%	67.02%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2024	2023	2023	2023	2023
Financial Condition at period end:
Assets	$1,868,599	$1,912,953	$1,905,860	$1,928,201	$1,928,393	$1,937,442
Earning assets	$1,695,425	$1,695,962	$1,725,236	$1,717,244	$1,707,522	$1,652,688
Gross loans	$1,422,975	$1,412,327	$1,406,667	$1,380,019	$1,350,038	$1,289,080
Commercial Real Estate	$506,273	$492,819	$493,703	$491,284	$483,485	$453,356
Acquisition and Development	$88,215	$83,424	$77,060	$79,796	$79,003	$76,980
Commercial and Industrial	$260,168	$274,722	$274,604	$254,650	$249,683	$241,959
Residential Mortgage	$511,354	$501,990	$499,871	$491,686	$475,540	$456,198
Consumer	$56,965	$59,372	$61,429	$62,603	$62,327	$60,587
Investment securities	$267,151	$278,716	$311,466	$330,053	$350,844	$357,061
Total deposits	$1,537,071	$1,563,453	$1,550,977	$1,575,069	$1,579,959	$1,591,285
Noninterest bearing	$423,970	$422,759	$427,670	$429,691	$466,628	$468,554
Interest bearing	$1,113,101	$1,140,694	$1,123,307	$1,145,378	$1,113,331	$1,122,731
Shareholders' equity	$164,177	$165,481	$161,873	$154,990	$155,156	$152,868

Capital ratios:

Tier 1 to risk weighted assets	14.51%	14.58%	14.42%	14.60%	14.40%	14.90%
Common Equity Tier 1 to risk weighted assets	12.54%	12.60%	12.44%	12.60%	12.40%	12.82%
Tier 1 Leverage	11.69%	11.48%	11.30%	11.25%	11.25%	11.47%
Total risk based capital	15.75%	15.83%	15.64%	15.81%	15.60%	16.15%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(1,309)	$(459)	$(195)	$(83)	$(398)	$(245)
Nonperforming assets: (Period End)
Nonaccrual loans	$9,438	$16,007	$3,956	$3,479	$2,972	$3,258
Loans 90 days past due and accruing	526	120	543	145	160	87

Total nonperforming loans and 90 day past due	$9,964	$16,127	$4,499	$3,624	$3,132	$3,345

Modified/restructured loans	$-	$-	$-	$-	$-	$-
Other real estate owned	$2,978	$4,402	$4,493	$4,878	$4,482	$4,598

Allowance for credit losses to gross loans	1.26%	1.27%	1.24%	1.24%	1.25%	1.31%
Allowance for credit losses to non-accrual loans	189.90%	112.34%	441.86%	492.84%	568.81%	517.83%
Allowance for credit losses to non-performing assets	138.49%	87.59%	194.40%	473.12%	539.79%	212.40%
Non-performing and 90 day past due loans to total loans	0.70%	1.14%	0.32%	0.26%	0.23%	0.26%
Non-performing loans and 90 day past due loans to total assets	0.53%	0.84%	0.24%	0.19%	0.16%	0.17%
Non-accrual loans to total loans	0.66%	1.13%	0.28%	0.25%	0.22%	0.25%
Non-performing assets to total assets	0.69%	1.07%	0.47%	0.44%	0.39%	0.41%

(Dollars in thousands - Unaudited)	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Cash and due from banks	$43,635	$85,578	$48,343
Interest bearing deposits in banks	1,457	1,354	1,410
Cash and cash equivalents	45,092	86,932	49,753
Investment securities – available for sale (at fair value)	92,954	95,580	97,169
Investment securities – held to maturity (at cost)	174,197	183,136	214,297
Restricted investment in bank stock, at cost	3,395	3,390	5,250
Loans held for sale	447	175	443
Loans	1,422,975	1,412,327	1,406,667
Unearned fees	(306)	(314)	(340)
Allowance for credit losses	(17,923)	(17,982)	(17,480)
Net loans	1,404,746	1,394,031	1,388,847
Premises and equipment, net	29,688	30,268	31,459
Goodwill and other intangible assets	11,938	12,021	12,103
Bank owned life insurance	48,267	47,933	47,607
Deferred tax assets	11,214	10,736	11,948
Other real estate owned, net	2,978	4,402	4,493
Operating lease asset	1,230	1,299	1,367
Accrued interest receivable and other assets	42,453	43,050	41,124
Total Assets	$1,868,599	$1,912,953	$1,905,860
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$423,970	$422,759	$427,670
Interest bearing deposits	1,113,101	1,140,694	1,123,307
Total deposits	1,537,071	1,563,453	1,550,977
Short-term borrowings	62,564	79,494	45,418
Long-term borrowings	70,929	70,929	110,929
Operating lease liability	1,412	1,484	1,556
Allowance for credit loss on off balance sheet exposures	801	858	873
Accrued interest payable and other liabilities	30,352	29,925	32,904
Dividends payable	1,293	1,329	1,330
Total Liabilities	1,704,422	$1,747,472	1,743,987
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,465,601 shares at June 30, 2024 and 6,639,888 at December 31, 2023	65	66	66
Surplus	20,280	23,865	23,734
Retained earnings	179,892	176,272	173,900
Accumulated other comprehensive loss	(36,060)	(34,722)	(35,827)
Total Shareholders’ Equity	164,177	165,481	161,873
Total Liabilities and Shareholders’ Equity	$1,868,599	$1,912,953	$1,905,860

	2024		2023
	Q2	Q1	Q4	Q3	Q2	Q1

In thousands	(Unaudited)
Interest income
Interest and fees on loans	$20,221	$19,218	$19,290	$18,055	$16,780	$15,444
Interest on investment securities
Taxable	1,697	1,744	1,834	1,792	1,779	1,768
Exempt from federal income tax	53	53	53	123	268	270
Total investment income	1,750	1,797	1,887	1,915	2,047	2,038
Other	1,142	883	1,014	1,194	1,145	347
Total interest income	23,113	21,898	22,191	21,164	19,972	17,829
Interest expense
Interest on deposits	6,398	6,266	6,498	5,672	4,350	2,678
Interest on short-term borrowings	509	461	54	33	29	31
Interest on long-term borrowings	968	1,359	1,445	1,475	1,419	602
Total interest expense	7,875	8,086	7,997	7,180	5,798	3,311
Net interest income	15,238	13,812	14,194	13,984	14,174	14,518
Credit loss expense/(credit)
Loans	1,251	961	530	322	434	414
Debt securities held to maturity	—	—	—	45	—	—
Off balance sheet credit exposures	(57)	(15)	(111)	(104)	(39)	129
Provision for credit losses	1,194	946	419	263	395	543
Net interest income after provision for credit losses	14,044	12,866	13,775	13,721	13,779	13,975
Other operating income
Net losses on investments, available for sale	—	—	(4,214)	—	—	—
Gains on sale of residential mortgage loans	59	82	59	182	86	54
Losses on disposal of fixed assets	—	—	(29)	—	—	—
Net gains/(losses)	59	82	(4,184)	182	86	54
Other Income
Service charges on deposit accounts	556	556	567	569	546	516
Other service charges	225	215	223	230	244	232
Trust department	2,255	2,188	2,148	2,139	2,025	1,970
Debit card income	999	932	1,120	995	1,031	955
Bank owned life insurance	334	326	325	320	311	305
Brokerage commissions	362	495	360	245	258	297
Other	51	81	50	218	68	64
Total other income	4,782	4,793	4,793	4,716	4,483	4,339
Total other operating income	4,841	4,875	609	4,898	4,569	4,393
Other operating expenses
Salaries and employee benefits	7,256	7,157	6,390	6,964	6,870	7,296
FDIC premiums	285	269	268	254	277	193
Equipment	635	923	912	718	747	780
Occupancy	652	954	1,169	745	742	785
Data processing	1,422	1,318	1,384	1,388	1,306	1,306
Marketing	184	134	311	242	160	120
Professional services	449	486	631	488	520	494
Contract labor	84	183	170	155	157	134
Telephone	103	109	125	115	116	110
Other real estate owned	14	86	(370)	139	18	124
Investor relations	91	53	65	74	123	83
Contributions	66	50	12	74	79	64
Other	1,123	1,159	1,242	1,429	1,396	1,149
Total other operating expenses	12,364	12,881	12,309	12,785	12,511	12,638
Income before income tax expense	6,521	4,860	2,075	5,834	5,837	5,730
Provision for income tax expense	1,607	1,162	317	1,321	1,423	1,355
Net Income	$4,914	$3,698	$1,758	$4,513	$4,414	$4,375
Basic net income per common share	$0.75	$0.56	$0.26	$0.67	$0.66	$0.66
Diluted net income per common share	$0.75	$0.56	$0.26	$0.67	$0.66	$0.65
Weighted average number of basic shares outstanding	6,527	6,642	6,649	6,714	6,704	6,675
Weighted average number of diluted shares outstanding	6,537	6,655	6,663	6,728	6,718	6,697
Dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude accelerated depreciation expenses related to the branch closures.

	Three months ended June 30,		Six months ended June 30,
(in thousands, except for per share amount)	2024	2023	2024	2023
Net income - as reported	$4,914	$4,414	$8,612	$8,789
Adjustments:
Accelerated depreciation expenses	—	—	562	—
Income tax effect of adjustments	—	—	(137)	—
Adjusted net income (non-GAAP)	$4,914	$4,414	$9,037	$8,789

Diluted earnings per share - as reported	$0.75	$0.66	$1.31	$1.31
Adjustments:
Accelerated depreciation expenses	—	—	0.08	—
Income tax effect of adjustments	—	—	(0.02)	—
Adjusted basic and diluted earnings per share (non-GAAP)	$0.75	$0.66	$1.37	$1.31

	As of or for the three months ended		As of or for the six months ended
	June 30,		June 30,
(in thousands, except per share data)	2024	2023	2024	2023
Per Share Data
Basic net income per share (1) - as reported	$0.75	$0.66	$1.31	$1.32
Basic net income per share (1) - non-GAAP	0.75	0.66	1.37	1.32
Diluted net income per share (1) - as reported	$0.75	$0.66	$1.31	$1.31
Diluted net income per share (1) - non-GAAP	0.75	0.66	1.37	1.31
Basic book value per share	$25.39	$23.12
Diluted book value per share	$25.34	$23.07

Significant Ratios:

	As of or for the six months ended
	June 30,
Return on Average Assets (1) - as reported	0.89%	0.95%
Accelerated depreciation expenses	0.12%	—
Income tax effect of adjustments	-0.03%	—
Adjusted Return on Average Assets (1) (non-GAAP)	0.98%	0.95%

Return on Average Equity (1) - as reported	10.48%	11.43%
Accelerated depreciation expenses	1.38%	—
Income tax effect of adjustments	(0.34%)	—
Adjusted Return on Average Equity (1) (non-GAAP)	11.52%	11.43%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	June 30
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,415,353	$20,237	5.75%	$1,317,728	$16,794	5.11%
Investment Securities:
Taxable	268,522	1,697	2.54%	337,032	1,779	2.12%
Non taxable	7,800	95	4.90%	26,093	479	7.36%
Total	276,322	1,792	2.61%	363,125	2,258	2.49%
Federal funds sold	66,658	1,037	6.26%	84,629	1,102	5.22%
Interest-bearing deposits with other banks	2,194	18	3.30%	1,735	19	4.39%
Other interest earning assets	3,390	87	10.32%	4,490	24	2.23%
Total earning assets	1,763,917	23,171	5.28%	1,771,707	20,197	4.57%
Allowance for credit losses	(18,184)			(16,982)
Non-earning assets	198,750			175,369
Total Assets	$1,944,483			$1,930,094
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$369,836	$1,495	1.63%	$377,773	$1,132	1.20%
Interest-bearing money markets - retail	400,747	3,515	3.53%	304,322	1,809	2.38%
Interest-bearing money markets - brokered	111	1	3.62%	—	—	—%
Savings deposits	182,988	46	0.10%	226,172	56	0.10%
Time deposits - retail	146,420	1,016	2.79%	130,634	552	1.69%
Time deposits - brokered	24,396	325	5.36%	61,081	801	5.26%
Short-term borrowings	71,900	509	2.85%	47,356	29	0.25%
Long-term borrowings	70,929	968	5.49%	110,929	1,419	5.13%
Total interest-bearing liabilities	1,267,327	7,875	2.50%	1,258,267	5,798	1.85%
Non-interest-bearing deposits	479,232			484,952
Other liabilities	32,884			31,517
Shareholders’ Equity	165,040			155,358
Total Liabilities and Shareholders’ Equity	$1,944,483			$1,930,094
Net interest income and spread		$15,296	2.78%		$14,399	2.72%
Net interest margin			3.49%			3.26%

	Six Months Ended
	June 30,
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,411,620	$39,471	5.62%	$1,298,743	$32,251	5.01%
Investment Securities:
Taxable	281,524	3,441	2.46%	338,817	3,547	2.11%
Non taxable	7,803	189	4.87%	26,099	963	7.44%
Total	289,327	3,630	2.52%	364,916	4,510	2.49%
Federal funds sold	65,251	1,795	5.53%	62,361	1,409	4.56%
Interest-bearing deposits with other banks	1,352	49	7.29%	3,342	45	2.72%
Other interest earning assets	4,248	181	8.57%	3,069	38	2.56%
Total earning assets	1,771,798	45,126	5.12%	1,732,431	38,253	4.45%
Allowance for loan losses	(17,940)			(15,905)
Non-earning assets	201,872			172,461
Total Assets	$1,955,730			$1,888,987
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$361,358	$2,936	1.63%	$365,491	$2,021	1.11%
Interest-bearing money markets - retail	392,164	6,774	3.47%	314,246	3,107	1.99%
Interest-bearing money markets - brokered	55	1	3.66%	—	—	—%
Savings deposits	186,280	94	0.10%	236,383	135	0.12%
Time deposits - retail	152,049	2,134	2.82%	124,684	832	1.35%
Time deposits - brokered	27,198	724	5.35%	35,771	933	5.26%
Short-term borrowings	72,626	970	2.69%	52,332	60	0.23%
Long-term borrowings	86,973	2,327	5.38%	77,338	2,021	5.27%
Total interest-bearing liabilities	1,278,703	15,960	2.51%	1,206,245	9,109	1.52%
Non-interest-bearing deposits	478,655			497,226
Other liabilities	33,624			30,497
Shareholders’ Equity	164,748			155,019
Total Liabilities and Shareholders’ Equity	$1,955,730			$1,888,987
Net interest income and spread		$29,166	2.61%		$29,144	2.93%
Net interest margin			3.31%			3.39%